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                                                                    Exhibit 15.1


July 9, 2001

Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina  28697


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended May 4, 2001 and April 28, 2000 as indicated in our report dated May 25, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 2001 is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina